Exhibit 99.2
ARIZONA PUBLIC SERVICE COMPANY
NON-GAAP FINANCIAL MEASURE RECONCILIATION — OPERATING INCOME
(GAAP MEASURE) TO GROSS MARGIN (NON-GAAP FINANCIAL MEASURE)
(in thousands)

	THREE MONTHS ENDED
	SEPTEMBER 30,		Increase (Decrease)
	2006	2005	Pretax	After Tax
RECONCILIATION OF GROSS MARGIN
Operating Income (closest GAAP measure)	$200,580	$174,415	$26,165	$15,948
Plus:
Operations and maintenance	156,170	149,198	6,972	4,249
Depreciation and amortization	88,999	81,701	7,298	4,448
Income taxes	93,061	88,984	4,077	2,485
Other taxes	31,371	34,407	(3,036)	(1,850)

Gross margin	$570,181	$528,705	$41,476	$25,280

ARIZONA PUBLIC SERVICE COMPANY
NON-GAAP FINANCIAL MEASURE RECONCILIATION — OPERATING INCOME
(GAAP MEASURE) TO GROSS MARGIN (NON-GAAP FINANCIAL MEASURE)
(in thousands)

	NINE MONTHS ENDED
	SEPTEMBER 30,		Increase (Decrease)
	2006	2005	Pretax	After Tax
RECONCILIATION OF GROSS MARGIN
Operating Income (closest GAAP measure)	$345,591	$328,479	$17,112	$10,430
Plus:
Operations and maintenance	493,896	429,806	64,090	39,063
Depreciation and amortization	263,279	240,723	22,556	13,748
Income taxes	136,682	147,136	(10,454)	(6,372)
Other taxes	99,585	97,174	2,411	1,470

Gross margin	$1,339,033	$1,243,318	$95,715	$58,339